UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 3, 2008

Icahn Enterprises L.P.

 (Exact name of registrant as specified in its charter)

Delaware	1-9516	13-3398766
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

767 Fifth Avenue, Suite 4700, New York, NY	10153
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (212) 702-4300

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

On December 3, 2008, Icahn Enterprises L.P. (“Icahn Enterprises”) filed a Form 8-K under Item 2.01 to report the acquisition of 24,491,924 shares (the “Federal-Mogul Shares”) of Federal-Mogul Corporation (“Federal-Mogul”) common stock (the “Federal-Mogul Common Stock”) from Thornwood Associates Limited Partnership (“Thornwood”). As a result of the transaction, Icahn Enterprises beneficially owns 75.7% of the total issued and outstanding Federal-Mogul Common Stock. In consideration for the acquisition of the additional Federal-Mogul Shares, Icahn Enterprises issued to Thornwood 4,286,087 fully paid and non-assessable depositary units representing limited partnership interests in Icahn Enterprises. This Form 8-K/A is being filed to provide the financial statements of Federal-Mogul and the unaudited pro forma financial information for Icahn Enterprises.

Section 9 - Financial Statements and Exhibits
Item 9.01

Page
(a) Financial Statements of Businesses Acquired.

Federal-Mogul Corporation
Report of Independent Registered Public Accounting Firm	*
Consolidated Statements of Operations for the Years Ended December 31, 2007, 2006 and 2005 (Predecessor)	*
Consolidated Balance Sheets as of December 31, 2007 (Successor) and 2006 (Predecessor)	*
Consolidated Statements of Cash Flows for the Years Ended December 31, 2007, 2006 and 2005 (Predecessor)	*
Consolidated Statements of Shareholders’ Equity (Deficit) for the Years Ended December 31, 2007, 2006 and 2005 (Predecessor)	*
Notes to Consolidated Financial Statements	*
Consolidated Statements of Operations for the Three and Nine Months Ended September 30, 2008 (Successor) and 2007 (Predecessor) (Unaudited)	F-1
Consolidated Balance Sheets as of September 30, 2008 (Unaudited) and December 31, 2007 (Successor)	F-2
Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2008 (Successor) and 2007 (Predecessor) (Unaudited)	F-3
Notes to Consolidated Financial Statements (Unaudited)	F-4

* The financial statements indicated by * above are incorporated by reference from Icahn Enterprises’ Form 8-K/A (SEC File No. 1-9516), filed on August 7, 2008.

(b) Pro Forma Financial Information.
The following required pro forma financial information is filed on the pages listed below.
Unaudited Pro Forma Condensed Combined Financial Information for Icahn Enterprises L.P. and Subsidiaries:
Introduction to Unaudited Pro Forma Condensed Combined Financial Information	F-31
Unaudited Pro Forma Condensed Combined Balance Sheet (as of September 30, 2008)	F-32
Unaudited Pro Forma Condensed Combined Statement of Operations (for the Nine Months Ended September 30, 2008)	F-33
Unaudited Pro Forma Condensed Combined Statement of Operations (for the Year Ended December 31, 2007)	F-34
Notes to Unaudited Pro Forma Condensed Combined Financial Information	F-35

(d) Exhibits.

Exhibits No.
23.1 Consent of Ernst & Young LLP

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICAHN ENTERPRISES L.P.
(Registrant)
By:	Icahn Enterprises G.P. Inc.,
its General Partner

By:	/s/ Dominick Ragone
Dominick Ragone
Principal Financial Officer

Date:   January 12, 2009

FEDERAL-MOGUL CORPORATION
Consolidated Statements of Operations (Unaudited)

	Successor	Predecessor	Successor	Predecessor
	Three Months Ended September 30		Nine Months Ended September 30
	2008	2007	2008	2007
	(Millions of Dollars, Except Per Share Amounts)

Net sales	$1,692.0	$1,685.5	$5,546.4	$5,165.4
Cost of products sold	(1,413.1)	(1,406.0)	(4,605.5)	(4,255.7)
Gross margin	278.9	279.5	940.9	909.7
Selling, general and administrative expenses	(191.7)	(207.7)	(612.8)	(627.3)
Interest expense, net	(46.6)	(49.9)	(137.2)	(151.8)
Amortization expense	(21.4)	(4.7)	(56.7)	(14.0)
Chapter 11 and U.K. Administration related reorganization expenses	(2.3)	(15.3)	(15.3)	(56.5)
Equity earnings of unconsolidated affiliates	4.2	9.6	20.7	27.6
Restructuring expense, net	(11.3)	(9.8)	(14.0)	(39.4)
Other income, net	12.1	5.6	7.8	19.7
Income before income taxes	21.9	7.3	133.4	68.0
Income tax (expense) benefit, net	(18.3)	6.4	(71.7)	(45.8)
Net income	$3.6	$13.7	$61.7	$22.2
Income per common share:
Basic	$0.04	$0.15	$0.62	$0.25
Diluted	$0.04	$0.15	$0.62	$0.24

See accompanying notes to consolidated financial statements.

FEDERAL-MOGUL CORPORATION
Consolidated Balance Sheets

	Successor
	(Unaudited) September 30 2008	December 31 2007
	(Millions of dollars)
ASSETS
Current assets:
Cash and equivalents	$781.5	$425.4
Accounts receivable, net	1,185.7	1,095.9
Inventories, net	1,034.0	1,074.3
Prepaid expenses and other current assets	318.3	526.4
Total current assets	3,319.5	3,122.0
Property, plant and equipment, net	2,014.9	2,061.8
Goodwill and indefinite-lived intangible assets	1,500.5	1,852.0
Definite-lived intangible assets, net	582.7	310.0
Other noncurrent assets	496.3	520.5
	$7,913.9	$7,866.3
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt, including current portion of long-term debt	$135.8	$117.8
Accounts payable	641.5	726.6
Accrued liabilities	465.0	496.0
Current portion of postemployment benefit liability	60.8	61.2
Other current liabilities	152.1	167.3
Total current liabilities	1,455.2	1,568.9
Long-term debt	2,771.9	2,517.6
Postemployment benefits	920.0	936.9
Long-term portion of deferred income taxes	339.4	331.4
Other accrued liabilities	262.6	300.3
Minority interest in consolidated subsidiaries	51.3	87.5
Shareholders’ equity:
Common stock	1.0	1.0
Additional paid-in capital, including warrants	2,122.7	2,122.7
Retained earnings	61.7	—
Accumulated other comprehensive loss	(55.2)	—
Treasury stock, at cost	(16.7)	—
Total shareholders’ equity	2,113.5	2,123.7
	$7,913.9	$7,866.3

See accompanying notes to consolidated financial statements.

FEDERAL-MOGUL CORPORATION
Consolidated Statements of Cash Flows (Unaudited)

	Successor	Predecessor
	Nine Months Ended September 30
	2008	2007
	(Millions of Dollars)

Cash Provided From (Used By) Operating Activities
Net income	$61.7	$22.2
Adjustments to reconcile net income to net cash provided from operating activities:
Depreciation and amortization	265.8	261.4
Cash received from 524(g) Trust	225.0	—
Change in postemployment benefits, including pensions	8.5	(80.8)
Change in deferred taxes	1.7	(20.5)
Changes in operating assets and liabilities:
Accounts receivable	(107.9)	(127.6)
Inventories	21.9	(14.3)
Accounts payable	(75.9)	56.4
Other assets and liabilities	(25.5)	41.2
Net Cash Provided From Operating Activities	375.3	138.0
Cash Provided From (Used By) Investing Activities
Expenditures for property, plant and equipment	(240.2)	(220.4)
Net proceeds from the sale of property, plant and equipment	10.9	26.1
Net proceeds from the sale of business	—	14.0
Proceeds from sale of investment	—	13.8
Payments to acquire minority interests	—	(6.8)
Payments to acquire business	(4.7)	—
Net Cash Used By Investing Activities	(234.0)	(173.3)
Cash Provided From (Used By) Financing Activities
Proceeds from borrowings on exit facility	2,082.0	—
Repayment of Tranche A, Revolver and PIK Notes	(1,790.8)	—
Proceeds from borrowings on DIP credit facility	—	658.8
Principal payments on DIP credit facility	—	(247.0)
Repayment of pre-petition Tranche C debt	—	(330.0)
Increase (decrease) in short-term debt	(0.2)	9.0
Decrease in other long-term debt	(31.4)	(5.0)
Purchase of treasury stock	(16.7)	—
Decrease in factoring arrangements	(15.5)	(55.4)
Debt refinance fees	(0.6)	(0.1)
Net Cash Provided From Financing Activities	226.8	30.3
Effect of foreign currency exchange rate fluctuations on cash	(12.0)	11.9
Increase in cash and equivalents	356.1	6.9
Cash and equivalents at beginning of period	425.4	359.3
Cash and equivalents at end of period	$781.5	$366.2

See accompanying notes to consolidated financial statements.

FEDERAL-MOGUL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
September 30, 2008

1.    BASIS OF PRESENTATION

Interim Financial Statements: The predecessor to Federal-Mogul Corporation (the “Predecessor Company”, “Predecessor Federal-Mogul” or the “Predecessor”) and all of its then-existing wholly-owned United States subsidiaries (“U.S. Subsidiaries”) filed voluntary petitions on October 1, 2001 (the “Petition Date”), for reorganization under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). On the Petition Date, certain of the Predecessor Company’s United Kingdom subsidiaries (together with the U.S. Subsidiaries, the “Debtors”) also filed voluntary petitions for reorganization under the Bankruptcy Code with the Bankruptcy Court. On November 8, 2007, the Bankruptcy Court entered an Order (the “Confirmation Order”) confirming the Fourth Amended Joint Plan of Reorganization for Debtors and Debtors-in-Possession (as Modified) (the “Plan”) and entered Findings of Fact and Conclusions of Law regarding the Plan (the “Findings of Fact and Conclusions of Law”). On November 14, 2007, the United States District Court for the District of Delaware (the “District Court”) entered an order affirming the Confirmation Order and adopting the Findings of Fact and Conclusions of Law. On December 27, 2007, the Plan became effective in accordance with its terms (the “Effective Date”). On the Effective Date, the Predecessor Company merged with and into New Federal-Mogul Corporation whereupon (i) the separate corporate existence of the Predecessor Company ceased, (ii) New Federal-Mogul Corporation became the surviving corporation and continues to be governed by the laws of the State of Delaware and (iii) New Federal-Mogul Corporation was renamed “Federal-Mogul Corporation” (also referred to as “Federal-Mogul”, the “Company”, the “Successor Company”, or the “Successor”).

The consolidated financial statements for the period the Predecessor Company was in Bankruptcy were prepared in accordance with AICPA Statement of Position 90-7 (“SOP 90-7”), Financial Reporting by Entities in Reorganization under the Bankruptcy Code, and on a going concern basis, which contemplated continuity of operations and realization of assets and liquidation of liabilities in the ordinary course of business.

In accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), the Company was required to adopt fresh-start reporting effective upon emergence from bankruptcy on December 27, 2007. The Company evaluated its activity between December 28, 2007 and December 31, 2007 and, based upon the immateriality of such activity, concluded that the use of an accounting convenience date of December 31, 2007 was appropriate. As such, fresh-start reporting has been applied as of that date. Financial statements for the three and nine months ended September 30, 2007 do not reflect the impact of changes in the Company’s capital structure or changes in the estimated fair values of assets and liabilities as a result of fresh-start reporting, and are therefore not comparable to the financial statements for the three and nine months ended September 30, 2008. For further information on fresh-start reporting, see Note 3.

The unaudited consolidated financial statements of the Company have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted pursuant to such rules and regulations. These statements include all adjustments (consisting of normal recurring adjustments) that management believes are necessary for a fair presentation of the results of operations, financial position and cash flows. The Company’s management believes that the disclosures are adequate to make the information presented not misleading when read in conjunction with the financial statements and the notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the SEC.

Operating results for the three and nine months ended September 30, 2008 are not necessarily indicative of the results that may be expected for the year ended December 31, 2008.

Principles of Consolidation: The Company consolidates into its financial statements the accounts of the Company, all wholly-owned subsidiaries, and any partially-owned subsidiary that the Company has the ability to control.

Control generally equates to ownership percentage, whereby investments that are more than 50% owned are consolidated, investments in affiliates of 50% or less but greater than 20% are generally accounted for using the equity method, and investments in affiliates of 20% or less are accounted for using the cost method. The Company does not hold a controlling interest in any entity based on exposure to economic risks and potential rewards (variable interests) for which it is the primary beneficiary. Further, the Company’s joint ventures are businesses established and maintained in connection with its operating strategy and are not special purpose entities.

Use of Estimates: The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported therein. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may be based upon amounts that differ from these estimates.

Trade Accounts Receivable: Federal-Mogul subsidiaries in Brazil, France, Germany, Italy and Spain are party to accounts receivable factoring arrangements. Gross accounts receivable factored under these facilities were $298 million and $347 million as of September 30, 2008 and December 31, 2007, respectively. Of those gross amounts, $270 million and $315 million, respectively, were factored without recourse and treated as a sale under Statement of Financial Accounting Standards (“SFAS”) No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. Under terms of these factoring arrangements, the Company is not obligated to draw cash immediately upon the factoring of accounts receivable. Thus, as of September 30, 2008 and December 31, 2007, the Company had outstanding factored amounts of $12 million and $8 million, respectively, for which cash had not yet been drawn. Expenses associated with receivables factored or discounted are recorded in the consolidated statements of operations within “Other income, net.”

Adoption of New Accounting Pronouncements: In April 2007, the Financial Accounting Standards Board (the “FASB”) issued FASB Staff Position FIN 39-1 (“FSP 39-1”), Amendment of FASB Interpretation No. 39, Offsetting of Amounts Related to Certain Contracts. FSP 39-1 permits entities to offset fair value amounts recognized for multiple derivative instruments executed with the same counterparty under a master netting agreement. FSP 39-1 clarifies that the fair value amounts recognized for the right to reclaim cash collateral, or the obligation to return cash collateral, arising from the same master netting arrangement, should also be offset against the fair value of the related derivative instruments. In addition, this FSP requires an entity to make an accounting policy decision to present these amounts at either their gross or net values. FSP 39-1 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2007. The Company has historically presented all of its derivative positions and any related material collateral under master netting agreements on a net basis consistent with the guidance in FIN 39 and FSP 39-1. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, which requires that ownership interests in subsidiaries held by parties other than the parent are clearly identified. In addition, SFAS 160 requires that the amount of consolidated net income attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the statement of operations. SFAS 160 is effective for financial statements issued for fiscal years and interim periods beginning on or after December 15, 2008. The adoption of SFAS 160 is not expected to have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133, which requires enhanced disclosures about an entity’s derivative and hedging activities and thereby improves the transparency of financial reporting. SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early adoption encouraged. The Company continues to evaluate the provisions of this standard and anticipates adopting this standard as of January 1, 2009.

2.    REORGANIZATION UPON EMERGENCE FROM CHAPTER 11 PROCEEDINGS

Background

On the Petition Date, the Predecessor Company and all of its U.S. Subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court. Also on October 1, 2001, 133 affiliates of Predecessor Federal-Mogul incorporated under the laws of England and Wales filed voluntary petitions for reorganization under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court and commenced administration proceedings in the High Court of Justice, Chancery Division, in London, England under the United Kingdom Insolvency Act 1986. An additional affiliate of Predecessor Federal-Mogul incorporated under the laws of Scotland filed a voluntary petition for reorganization under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court on the Petition Date, and commenced administration proceedings before the Court of Session in Edinburgh, Scotland in April 2002. Subsidiaries of Predecessor Federal-Mogul other than the aforementioned U.S. and U.K. subsidiaries were not party to any insolvency proceedings and operated in the normal course during the pendency of the Chapter 11 Cases and the U.K. administration proceedings.

Following a Confirmation Hearing that began on June 18, 2007 and concluded on October 2, 2007, and following the consensual resolution of various legal objections to confirmation of the Plan, the Bankruptcy Court entered an order on November 8, 2007 confirming the Plan and entered detailed Findings of Fact and Conclusions of Law with respect to the Plan. On November 14, 2007, the District Court entered an order affirming the Confirmation Order and adopting the Findings of Fact and Conclusions of Law. The Confirmation Order became final and non-appealable 30 days after its affirmance by the District Court. The Plan became effective in accordance with its terms on December 27, 2007.

From October 1, 2001 through December 27, 2007, the Debtors operated their businesses as debtors-in-possession in accordance with the Bankruptcy Code. The chapter 11 cases of the Debtors (collectively, the “Chapter 11 Cases”) were jointly administered under Case No. 01-10578(JKF).

Company Voluntary Arrangements and Discharge of U.K. Administration Proceedings

The commencement of the administration proceedings in the United Kingdom resulted in the appointment of certain administrators (the “Administrators”) to oversee the businesses of the Debtors that were incorporated under the laws of England and Wales (the “U.K. Debtors”). Predecessor Federal-Mogul, the Administrators of the U.K. Debtors and the co-proponents of the Plan (the “Plan Proponents”) entered into an agreement on September 26, 2005 outlining the terms and conditions of distributions to creditors of the U.K. Debtors (the “U.K. Settlement Agreement”). A copy of the U.K. Settlement Agreement was filed with the SEC on Form 8-K on September 30, 2005.

The U.K. Settlement Agreement contemplated the proposal by the Administrators of Company Voluntary Arrangements (“CVAs”) for certain of the U.K. Debtors, which CVAs would follow the basic terms specified in the U.K. Settlement Agreement. In mid-2006, the Administrators proposed CVAs for 51 of the U.K. Debtors (the “CVA Debtors”). Following approval of the CVAs by the requisite majorities of creditors and shareholders, the CVAs became effective on October 11, 2006, resolving claims (other than those dealt with by the Plan) against the CVA Debtors.

On December 1, 2006, the discharge of the administration proceedings for the CVA Debtors became effective. That discharge ended those U.K. Debtors’ administration proceedings. On February 6, 2008, the High Court of Justice in London, England approved the discharge of the administration proceedings for all 70 of the U.K. Debtors that did not have CVAs and whose administration proceedings were in effect as of that date. The Company has commenced processes in England that will result in either the liquidation or the striking off from the English register of companies of those 70 remaining U.K. Debtors, virtually all of which are dormant entities. The Company anticipates that those processes will be complete by the end of 2008.

Plan of Reorganization

In early 2007, the Debtors and other Plan Proponents solicited votes to accept or reject the Plan through a process approved by the Bankruptcy Court. The Plan Proponents comprised the overwhelming majority of significant stakeholders in the Chapter 11 Cases, including representatives of (i) the holders of current and future asbestos-related personal injury claims against the Debtors, (ii) the holders of unsecured claims against the Debtors, (iii) the holders of equity interests in Predecessor Federal-Mogul, and (iv) the holders of obligations incurred under Predecessor Federal-Mogul’s pre-Petition Date secured credit facility.

On June 15, 2007, the Debtors’ voting agent filed the results of the Plan voting process with the Bankruptcy Court, which showed that all classes of claims against and equity interests in the Debtors voted to accept the Plan by margins in excess of the Bankruptcy Code requirements for plan acceptance. All classes of asbestos personal injury claims voted to accept the Plan by margins in excess of those required for the imposition of an asbestos trust and channeling injunction pursuant to section 524(g) of the Bankruptcy Code. The legal representative for future asbestos claimants also supported approval of the Plan.

The Plan provides for distributions of cash and/or securities to be made to holders of pre-Petition Date claims against the Debtors as well as certain claims that arose during the pendency of the Chapter 11 Cases. Key provisions of the Plan, including significant distributions to implement the Plan, include the following:

•
On the Effective Date, the Company distributed all of its newly-issued Class B Common Stock (representing 50.1% of all of its newly-issued common stock) to the U.S. Asbestos Trust (defined below), subject to the Company retaining possessory security interests in certain of that stock to secure obligations of the U.S. Asbestos Trust to the Company. The Company also distributed certain insurance-related rights and proceeds to the U.S. Asbestos Trust on the Effective Date.

•
On the Effective Date, the Company distributed all of its Class A Common Stock (representing 49.9% of all of its newly-issued common stock) to a disbursing agent for further distribution to the holders of Predecessor Federal-Mogul’s pre-bankruptcy note debt and to those holders of unsecured claims against Predecessor Federal-Mogul and its U.S. Debtor subsidiaries that elected under the Plan to receive a stock distribution in lieu of a cash distribution on account of their claims.

•
On the Effective Date, the Company issued new Tranche A term loans in the approximate amount of $1,335 million and senior subordinated third priority payment-in-kind notes (“PIK Notes”) in the approximate amount of $305 million to satisfy claims under Predecessor Federal-Mogul’s pre-Petition Date secured credit facility and pre-Petition Date claims on account of certain surety bonds. The new Tranche A term loans were repaid and the PIK Notes were redeemed by the Company on January 3, 2008 from proceeds of the Exit Facilities (as defined in Note 11).

•	On the Effective Date, the Company repaid approximately $761 million in obligations under the debtor-in-possession financing facility entered into during the Chapter 11 Cases.

•
On the Effective Date, the Company paid approximately $132 million for settlement of an Administrative Expense Claim (as defined in the Plan) on account of adequate protection payments owed to the holders of Predecessor Federal-Mogul’s notes issued prior to the Petition Date.

•
On or after the Effective Date, the Company distributed 6,951,871 warrants (the “Warrants”) to the disbursing agent for further distribution to holders of common stock, convertible preferred stock, and convertible subordinated debentures (following the deemed conversion of such debentures under the Plan) of Predecessor Federal-Mogul that were cancelled under the Plan. Each Warrant provides the holder thereof with the right to purchase one share of Class A Common Stock of the Company at $45.815 per share from the Effective Date through December 27, 2014.

The Plan further provides that holders of general unsecured claims against the U.S. Debtors that did not elect to receive distributions of Class A Common Stock on account of their claims will receive cash distributions totaling 35% of the allowed amount of their claims, subject to reduction in the event the total amount of such claims, after considering the value of distributions of Class A Common Stock in lieu of cash, exceeds $258 million. Those distributions will be made in three annual installments. The first installment payments were made to holders of unsecured claims against the U.S. Debtors during March 2008. The Company has reserved approximately $41 million and $64 for payment of unsecured claims against the U.S. Debtors as of September 30, 2008 and December 31, 2007, respectively. Because such payments are expected to be made through early 2010, $21 million and $41 million of the amounts reserved have been classified as long-term as of September 30, 2008 and December 31, 2007, respectively.

Establishment and Operation of the U.S. Asbestos Trust and U.K. Asbestos Trust

Section 524(g) of the Bankruptcy Code provides in general terms that, if certain specified conditions are satisfied, a court may as part of a bankruptcy plan of reorganization issue a permanent injunction preventing entities from taking legal action against a debtor to collect, recover, or receive payment on asbestos-related claims where the bankruptcy plan provides that those claims are to be paid by an asbestos trust established under section 524(g) of the Bankruptcy Code.

On the Effective Date, in accordance with the Plan, an asbestos personal injury trust qualifying under section 524(g) of the Bankruptcy Code (the “U.S. Asbestos Trust”) was created. Pursuant to and on the terms specified in the Plan and the Confirmation Order, the U.S. Asbestos Trust has assumed liability for all asbestos-related personal injury claims of the Debtors. The U.S. Asbestos Trust will make payments to holders of asbestos personal injury claims in accordance with the trust distribution procedures that were filed with the Bankruptcy Court as an exhibit to the Plan, with the exception of asbestos-related personal injury claims against the U.K. Debtors that are to be evaluated and paid by the U.K. Asbestos Trust. The Plan contains an injunction issued by the Bankruptcy Court and affirmed by the District Court pursuant to section 524(g) of the Bankruptcy Code that expressly forbids any and all actions against the Debtors, their respective subsidiaries, and certain of their affiliates, for the purpose of, directly or indirectly, collecting, recovering or receiving payments or recovery with respect to all direct or indirect claims relating to asbestos-related personal injury claims.

The CVAs established a U.K. Asbestos Trust which shall provide for the sole and exclusive treatment and payment of the CVA Asbestos Claims. The U.K. Asbestos Trust is separate from the U.S. Asbestos Trust and was funded by the Predecessor Company when the CVAs became effective in 2006.

As part of the Plan, the U.S. Asbestos Trust issued on the Effective Date a note in the amount of $125 million to the Company. The issuance of that note reflected the fact that certain of the asbestos personal injury claims that had been anticipated to be paid from the U.S. Asbestos Trust prior to entry into the U.K. Settlement Agreement will instead be paid from the U.K. Asbestos Trust, which had been previously funded by the Predecessor Company. The $125 million note had a maturity date of January 11, 2008 and was repayable in either cash or through the Company taking ownership of 6,958,333 shares of Class B Common Stock of the Company that were pledged to secure the $125 million note. The note was repaid by the U.S. Asbestos Trust on the maturity date.

Pneumo Abex Settlement and Ongoing Bankruptcy-Related Matters

The Plan contemplated that one of two alternative settlements would be implemented by and between certain of the Debtors, and Cooper Industries, LLC (“Cooper”), Pneumo Abex LLC (“Pneumo Abex”), and certain of their affiliates. The first of these alternatives was known as the “Plan A” Settlement and was detailed in an addendum of additional provisions filed with the Plan (as subsequently amended, the “Addendum”). The Plan A Settlement contemplated in general terms that Cooper and Pneumo Abex would make a combined contribution of $756 million, plus the contribution of certain rights and additional consideration, to the U.S. Asbestos Trust, which would be placed into a segregated subfund of the U.S. Asbestos Trust for the satisfaction of Pneumo Asbestos Claims (as defined in the Addendum). Pneumo Asbestos Claims would be payable exclusively from such subfund, and a court injunction would prevent the assertion of Pneumo Asbestos Claims against any of the Pneumo Protected Parties (as defined in the Addendum).

The second alternative settlement was the “Plan B” Settlement, pursuant to which the U.S. Asbestos Trust would pay $138 million to Cooper and $2 million to Pneumo Abex in satisfaction of the indirect asbestos claims of those entities and their affiliates against the Debtors. Under that settlement, the Pneumo Protected Parties (including

Cooper and Pneumo Abex) would not receive the benefit of any court injunctions, and Pneumo Asbestos Claims would remain assertable against them in the tort system. Pneumo Asbestos Claims will not be assertable against the Successor Company or any of its affiliates under either settlement. Both the Plan A Settlement and the Plan B Settlement provided for a broad release of claims from Cooper, Pneumo Abex and various of their affiliates in favor of the Successor Company.

Contemporaneously with confirmation of the Plan, the Bankruptcy Court approved the Plan B Settlement. On September 30, 2008, the Bankruptcy Court issued an order denying implementation and approval of the Plan A Settlement on the grounds that it failed to comply with Section 524(g) of the Bankruptcy Code. On October 1, 2008, Cooper notified the Debtors that it had terminated the Plan A Settlement, and, on that date, the releases and settlements contained in the Plan B Settlement became effective.

On the Effective Date, the Company, on behalf of the U.S. Asbestos Trust, placed $140 million needed to fund the Plan B Settlement into an escrow account, where it has been paid out pursuant to the implementation of the Plan B Settlement. In exchange for the funding by the Company, the U.S. Asbestos Trust issued a $140 million note payable to the Company with a maturity date 60 days after the Effective Date. The U.S. Asbestos Trust’s obligations under the $140 million note were secured by a possessory security interest in 7,793,333 shares of Class B Common Stock of the Company previously issued to the U.S. Asbestos Trust. Following the exercise by Thornwood Associates Limited Partnership of its option to purchase from the U.S. Asbestos Trust the Company’s Class B Common Stock, the $140 million note was repaid by the U.S. Asbestos Trust on February 25, 2008 at which time the possessory security interest in 7,793,333 shares of the Company’s Class B Common Stock was released. The note receivable is included in other current assets as of December 31, 2007.

Various matters relating to the Chapter 11 Cases continue to be litigated in the Bankruptcy Court or have been litigated therein and are awaiting rulings. The ongoing pursuit of these matters does not affect the discharges, releases and injunctions afforded to the Debtors under the Plan.

Discharge, Releases and Injunctions Pursuant to the Plan and the Confirmation Order

The Plan and Confirmation Order contain various discharges, injunctive provisions and releases that became operative upon the Effective Date, including (i) discharge (except as otherwise provided in the Plan and Confirmation Order) of each of the Debtors of all pre-Effective Date obligations in accordance with the Bankruptcy Code, and (ii) various injunctions providing, among other things, that, all creditors and interest holders of any of the Debtors (or their respective estates) shall be prohibited from taking any action against the Debtors with respect to such discharged obligations.

Dismissal of Certain U.K. Subsidiaries’ Chapter 11 Cases

On the Effective Date, in accordance with a previously-entered order of the Bankruptcy Court, the Chapter 11 Cases of 75 of the Company’s U.K. subsidiaries were dismissed. Each of those U.K. subsidiaries has either few or (in most cases) no known third-party creditors, has no history of using asbestos or manufacturing, selling or distributing asbestos-containing products, and has never to the Debtors’ knowledge been named in any asbestos-related lawsuits or comparable proceedings. None of the U.K. subsidiaries whose Chapter 11 Cases were dismissed was a party to the Plan.

Chapter 11 and U.K. Administration Related Reorganization Expenses

Chapter 11 and U.K. Administration related reorganization expenses in the consolidated statements of operations consist of legal, financial and advisory fees, critical employee retention costs, and other directly related internal costs. The Company has previously incurred Chapter 11 reorganization expenses in connection with pursuing the Plan A Settlement as discussed above, and has both previously incurred and will continue to incur expenses in connection with completing distributions pursuant to the Plan.

	Successor	Predecessor	Successor	Predecessor
	Three Months Ended September 30		Nine Months Ended September 30
	2008	2007	2008	2007
	(Millions of Dollars)

Professional fees directly related to the filing	$2.3	$13.2	$15.3	$50.0
Critical employee retention costs	—	2.1	—	6.5
	$2.3	$15.3	$15.3	$56.5

3.    FRESH-START REPORTING

The Predecessor Company’s emergence from the Chapter 11 Cases resulted in a new reporting entity for accounting purposes and the adoption of fresh-start reporting in accordance with SOP 90-7. Since the reorganization value of the assets of the Successor Company immediately before the date of confirmation of the Plan was less than the total of all post-petition liabilities and allowed claims, and the holders of the Predecessor Company’s voting shares immediately before confirmation of the Plan received less than 50 percent of the voting shares of the emerging entity, the Successor Company adopted fresh-start reporting.

Following confirmation of the Plan by the Bankruptcy Court on November 8, 2007 and the affirmance of that confirmation by the District Court on November 14, 2007, the Plan required a number of conditions precedent to be satisfied prior to it becoming effective. These conditions included, but were not limited to: (i) the establishment of the U.S. Asbestos Trust and the transfer of the Class B Common Stock and certain additional assets thereto, (ii) the entry by all parties into the documents governing the U.S. Asbestos Trust and numerous other corporate-related documents, (iii) the District Court order confirming the Plan becoming a final, non-appealable order, and (iv) the closing of the Company’s post-bankruptcy secured credit facilities. Under the terms of the Plan, the Plan could not become effective without such conditions being satisfied or waived. The first date on which all of the conditions precedent set forth in the Plan were satisfied was December 27, 2007, which corresponds with the Effective Date of the Plan. As such, the Company was required to adopt fresh-start reporting as of December 27, 2007.

The Company analyzed the transactions that occurred during the four-day period from December 28, 2007 through December 31, 2007, and concluded that such transactions were not material individually or in the aggregate as they represented approximately 1% of total revenues; gross margin; selling, general and administrative expenses; and income before taxes. As such, the Company used December 31, 2007 as the date for adopting fresh-start reporting in order to coincide with the Company’s normal financial closing for the month of December. In connection with fresh-start reporting, the recorded amounts of assets and liabilities were adjusted to reflect their estimated fair values. Accordingly, the reported historical financial statements of the Predecessor Company prior to the adoption of fresh-start reporting for periods ended on or prior to December 31, 2007 are not comparable to those of the Successor Company.

The Bankruptcy Court confirmed the Plan based upon a reorganization value of the Company between $4,369 million and $4,715 million, which was estimated using various valuation methods, including (i) a comparison of the Company and its projected performance to the market values of comparable companies; (ii) a review and analysis of several transactions of companies in similar industries to the Company; and (iii) a calculation of the present value of the future cash flows of the Company under its projections. Based upon a reevaluation of relevant factors used in determining the range of reorganization value and updated expected cash flow projections, the Company concluded that $4,369 million should be used for fresh-start reporting purposes as it most closely approximated fair value at the Effective Date.

In accordance with fresh-start reporting, the Company’s reorganization value has been allocated to existing assets using the measurement guidance provided in SFAS 141. In addition, liabilities, other than deferred taxes, have been recorded at the present value of amounts estimated to be paid. Finally, the Predecessor Company’s accumulated deficit has been eliminated, and the Company’s new debt and equity have been recorded in accordance with the Plan. Deferred taxes have been determined in conformity with SFAS No. 109, Accounting for Income Taxes. The excess of reorganization value over the value of net tangible and identifiable intangible assets and liabilities has been recorded as goodwill in the accompanying consolidated balance sheets.

Estimates of fair value represent the Company’s best estimates, which are based on industry data and trends and by reference to relevant market rates and transactions, and discounted cash flow valuation methods, among other factors. The foregoing estimates and assumptions are inherently subject to significant uncertainties and contingencies beyond the reasonable control of the Company. Accordingly, there can be no assurance that the estimates, assumptions, and amounts reflected in the valuations will be realized, and actual results could vary materially. In accordance with SFAS 141, the preliminary allocation of the reorganization value is subject to additional adjustment within one year after emergence from bankruptcy to provide the Company with adequate time to complete the valuation of its assets and liabilities. Future adjustments may result from:

•	Finalization of valuation reports associated with long-lived tangible and intangible assets which may derive further adjustments or recording of additional assets or liabilities;

•	Adjustments to deferred tax assets and liabilities, which may be based upon additional information, including adjustments to valuation estimates of underlying assets or liabilities; or

•	Adjustments to amounts recorded based upon estimated fair values or upon other measurements, which could change the amount of recorded goodwill.

The values assigned to identified intangible assets and goodwill as of September 30, 2008 continue to be considered preliminary as the Company has not yet completed its internal review and approval of the latest valuation estimates. The Company expects to complete the internal review and approval processes within the upcoming months.

4.    RESTRUCTURING

The Company defines restructuring expense to include costs directly associated with exit or disposal activities accounted for in accordance with SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, employee severance costs incurred as a result of an exit or disposal activity accounted for in accordance with SFAS Nos. 88 and 112, and pension and other postemployment benefit costs incurred as a result of an exit or disposal activity accounted for in accordance with SFAS Nos. 87 and 106.

Estimates of restructuring charges are based on information available at the time such charges are recorded. In general, management anticipates that restructuring activities will be completed within a timeframe such that significant changes to the exit plan are not likely. In certain countries where the Company operates, statutory requirements include involuntary termination benefits that extend several years into the future. Accordingly, severance payments continue well past the date of termination at many international locations. Thus, these programs appear to be ongoing when, in fact, terminations and other activities under these programs have been substantially completed. Management expects that future savings resulting from execution of its restructuring programs will generally result in full pay back within 36 months.

Due to the inherent uncertainty involved in estimating restructuring expenses, actual amounts paid for such activities may differ from amounts initially estimated. Accordingly, previously recorded reserves of $2.3 million and $3.4 million were reversed for the nine months ended September 30, 2008 and 2007, respectively. Such reversals are recorded consistent with SEC Staff Accounting Bulletin No. 100, Restructuring and Impairment Charges, and result from actual costs at program completion being less than costs estimated at the commitment date. In most instances where final costs were lower than original estimates, the rate of voluntary employee attrition was higher than the attrition rate originally estimated as of the commitment dates, resulting in lower severance costs.

Management expects to finance these restructuring programs over the next several years through cash generated from its ongoing operations or through cash available under the Exit Facilities, subject to the terms of applicable covenants. Management does not expect that the execution of these programs will have an adverse impact on its liquidity position.

The Company’s restructuring activities are undertaken as necessary to execute management’s strategy and streamline operations, consolidate and take advantage of available capacity and resources, and ultimately achieve net cost reductions. Restructuring activities include efforts to integrate and rationalize the Company’s businesses and to relocate manufacturing operations to lower cost markets. These activities generally fall into one of the following categories:

1.
Closure of facilities and relocation of production – in connection with the Company’s strategy, certain operations have been closed and related production relocated to best cost countries or to other locations with available capacity.

2.
Consolidation of administrative functions and standardization of manufacturing processes – as part of its productivity strategy, the Company has acted to consolidate its administrative functions and change its manufacturing processes to reduce selling, general and administrative costs and improve operating efficiencies through standardization of processes.

The following is a summary of the Company’s consolidated restructuring reserves and related activity as of and for the nine months ended September 30, 2008. “PTE”, “PTSB”, “VSP”, “AP” and “GA” represent Powertrain Energy, Powertrain Sealing and Bearings, Vehicle Safety and Protection, Automotive Products and Global Aftermarket, respectively.

	Successor Company
	PTE	PTSB	VSP	AP	GA	Corporate	Total
	(Millions of dollars)
Balance at December 31, 2007	$6.1	$4.3	$1.4	$—	$4.7	$2.6	$19.1
Provisions	0.2	0.3	—	0.7	—	1.4	2.6
Reversals	—	(0.2)	—	(0.2)	(0.5)	—	(0.9)
Payments	(0.8)	(1.4)	(0.4)	(0.3)	(2.7)	(0.1)	(5.7)
Foreign currency	0.2	0.3	—	—	0.1	(0.1)	0.5
Balance at March 31, 2008	5.7	3.3	1.0	0.2	1.6	3.8	15.6
Provisions	1.0	0.1	—	0.4	—	—	1.5
Reversals	(0.2)	—	(0.1)	—	—	(0.2)	(0.5)
Payments	(1.1)	(1.2)	(0.5)	(0.4)	(0.3)	(0.4)	(3.9)
Foreign currency	0.1	—	—	—	(0.1)	—	—
Balance at June 30, 2008	5.5	2.2	0.4	0.2	1.2	3.2	12.7
Provisions	2.7	2.4	2.6	1.8	1.6	1.1	12.2
Reversals	(0.2)	—	—	—	—	(0.7)	(0.9)
Payments	(2.7)	(1.4)	(1.2)	(1.0)	(0.6)	(0.2)	(7.1)
Foreign currency	(0.5)	(0.1)	0.1	(0.1)	—	—	(0.6)
Balance at September 30, 2008	$4.8	$3.1	$1.9	$0.9	$2.2	$3.4	$16.3

Restructuring 2009

In September 2008, the Company announced a restructuring plan, herein referred to as “Restructuring 2009”, designed to improve operating performance and respond to increasingly challenging conditions in the global automotive market. This plan, when combined with other workforce adjustments, is expected to reduce the Company’s global workforce by approximately 8%. The Company continues to solidify the individual components of this plan, and will announce those components as plans are finalized. For the period ended September 30, 2008, the Company has recorded the amount of severance that is probable and estimable, and that is not attributable to future service from the current employees. The Company has recorded $10.7 million in restructuring charges associated with Restructuring 2009, and expects to incur additional restructuring charges up to $69 million through 2009. As the majority of the costs expected to be incurred in relation to Restructuring 2009 are related to severance, such activities are expected to yield future annual savings at least equal to the incurred costs.

Significant components of charges related to Restructuring 2009 are as follows:

	Total Expected Costs	Third Quarter 2008	Estimated Additional Charges
	(Millions of dollars)
Powertrain Energy	$2.2	$1.8	$0.4
Powertrain Sealing and Bearings	16.3	2.2	14.1
Vehicle Safety and Protection	29.4	2.6	26.8
Automotive Products	14.8	1.7	13.1
Global Aftermarket	15.3	1.3	14.0
Corporate	2.0	1.1	0.9
	$80.0	$10.7	$69.3

Restructuring 2006

In January 2006, the Predecessor Company announced a global restructuring plan (“Restructuring 2006”) as part of its global sustainable profitable growth strategy. From the inception of this program through December 31, 2007, the Predecessor Company incurred expenses of $119.9 million under this program associated with the closures of its facilities located in Alpignano, Italy; Upton, United Kingdom; Malden, Missouri; Pontoise, France; Rochdale, United Kingdom; Slough, United Kingdom; St. Johns, Michigan; St. Louis, Missouri; and Bretten, Germany. The Predecessor Company also transferred production with high labor content from its facilities in Nuremberg, Germany; Wiesbaden, Germany; and Orleans, France to existing facilities in best cost countries.

The Restructuring 2006 program will be completed as of December 30, 2008 and the Company will not initiate additional facility closures or production transfers under this program. Payments associated with this program are expected to continue into 2009. From January 1, 2008 through September 30, 2008, the Successor Company has incurred expenses of $3.6 million for Restructuring 2006. The Company expects that approximately $5 million of additional expense will be incurred under this program, primarily related to equipment transportation.

5.    OTHER INCOME, NET

The specific components of “Other income, net” are as follows:

	Successor	Predecessor	Successor	Predecessor
	Three Months Ended September 30		Nine Months Ended September 30
	2008	2007	2008	2007
	(Millions of Dollars)
Environmental claims settlements	$15.8	$—	$16.3	$—
Foreign currency exchange	(5.2)	(0.7)	(10.3)	(1.2)
Minority interest in consolidated subsidiaries	(3.6)	0.8	(5.2)	3.5
Accounts receivable discount expense	(2.3)	(2.1)	(7.1)	(5.7)
Unrealized gain (loss) on hedge instruments	(1.5)	(1.3)	(2.3)	6.2
Royalty income	1.3	0.6	0.1	1.3
Gain on sale of assets	0.7	0.8	1.2	11.3
Gain on sale of businesses	—	9.1	—	8.7
Adjustment of assets to fair value	—	(3.5)	—	(7.0)
Other	6.9	1.9	15.1	2.6
	$12.1	$5.6	$7.8	$19.7

6.    FINANCIAL INSTRUMENTS

Foreign Currency Risk

The Company manufactures and sells its products in North America, South America, Asia, Europe and Africa. As a result, the Company’s financial results could be significantly affected by factors such as changes in foreign currency exchange rates or weak economic conditions in foreign markets in which the Company manufactures and sells its products. The Company’s operating results are primarily exposed to changes in exchange rates between the U.S. dollar and European currencies.

The Company generally tries to use natural hedges within its foreign currency activities, including the matching of revenues and costs, to minimize foreign currency risk. Where natural hedges are not in place, the Company considers managing certain aspects of its foreign currency activities and larger transactions through the use of foreign currency options or forward contracts. Principal currencies hedged have historically included the euro, British pound, Japanese yen and Canadian dollar. These hedges were highly effective and their impact on earnings was not significant during the three and nine months ended September 30, 2008 and 2007. The Company had a notional value of approximately $5 million of foreign currency hedge contracts outstanding at both September 30, 2008 and December 31, 2007, respectively, that were designated as hedging instruments for accounting purposes. As such, unrealized net losses of $0.9 million were recorded in accumulated other comprehensive loss as of September 30, 2008.

Interest Rate Risk

As of September 30, 2008, the Company was party to a series of five year interest rate swap agreements with a total notional value of $1,150 million to hedge the variability of interest payments associated with its variable-rate term loans under the Exit Facilities. Through these swap agreements, the Company has fixed its base interest and premium rate at a combined average interest rate of approximately 5.4% on the hedged notional value of $1,150 million. Since the interest rate swaps hedge the variability of interest payments on variable rate debt with the same terms, they qualify for cash flow hedge accounting treatment. As of September 30, 2008, unrealized net gains of $11.2 million were recorded in accumulated other comprehensive loss as a result of these hedges. Hedge ineffectiveness, determined using the hypothetical derivative method, was not material for the three or nine months ended September 30, 2008.

These interest rate swaps reduce the Company’s overall interest rate risk. However, due to the remaining outstanding borrowings on the Company’s Exit Facilities and other borrowing facilities that continue to have variable interest rates, management believes that interest rate risk to the Company could be material if there are significant adverse changes in interest rates.

Commodity Price Risk

The Company’s production processes are dependent upon the supply of certain raw materials that are exposed to price fluctuations on the open market. The primary purpose of the Company’s commodity price forward contract activity is to manage the volatility associated with forecasted purchases. The Company monitors its commodity price risk exposures regularly to maximize the overall effectiveness of its commodity forward contracts. Principal raw materials hedged include natural gas, copper, nickel, lead, high-grade aluminum and aluminum alloy. Forward contracts are used to mitigate commodity price risk associated with raw materials, generally related to purchases forecast for up to eighteen months in the future.

At December 31, 2006, the Predecessor Company had 54 commodity price hedge contracts outstanding that were not designated as accounting hedge contracts. Through March 31, 2007, the Predecessor Company recognized all changes in fair value of these hedges in current earnings, resulting in unrealized gains of approximately $10 million recorded to “Other income, net” for the three months ended March 31, 2007. Effective April 1, 2007, the Predecessor Company completed the required evaluation and documentation to designate the majority of such contracts as cash flow hedges.

The Company had 253 and 211 commodity price hedge contracts outstanding with a combined notional value of $119 million and $139 million at September 30, 2008 and December 31, 2007, respectively, that were designated as hedging instruments for accounting purposes. As such, unrealized net losses of $5.6 million were recorded in accumulated other comprehensive loss as of September 30, 2008. Hedge ineffectiveness, determined using the hypothetical derivative method, was not material for the three and nine months ended September 30, 2008.

Other

For derivatives designated either as fair value or cash flow hedges, changes in the time value are excluded from the assessment of hedge effectiveness. Hedge ineffectiveness, determined in accordance with SFAS No. 133, did not have a material effect on operations for the three and nine months ended September 30, 2008 and 2007. No fair value hedges or cash flow hedges were re-designated or discontinued during the three and nine months ended September 30, 2008 and 2007.

Concentrations of Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist primarily of accounts receivable and cash investments. The Company’s customer base includes virtually every significant global light and commercial vehicle manufacturer and a large number of distributors and installers of automotive aftermarket parts. The Company’s credit evaluation process and the geographical dispersion of sales transactions help to mitigate credit risk concentration. The Company requires placement of cash in financial institutions evaluated as highly creditworthy.

Fair Value Measurements

In September 2006, the FASB issued SFAS 157, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value and enhances disclosure about fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. On February 2, 2008, the FASB issued FASB Staff Position No. FAS 157-2 (“FSP 157-2”) which delays the effective date of SFAS 157 for nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). Where the measurement objective specifically requires the use of “fair value”, the Company has adopted the provisions of SFAS 157 related to financial assets and financial liabilities as of December 31, 2007 in connection with its fresh-start reporting.

SFAS 157 clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based upon assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, SFAS 157 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1: Observable inputs such as quoted prices in active markets;

Level 2: Inputs, other than quoted prices in active markets, that are observable either directly or indirectly; and

Level 3: Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

Assets and liabilities measured at fair value are based on one or more of the following three valuation techniques noted in SFAS 157:

A.	Market approach: Prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities.

B.	Cost approach: Amount that would be required to replace the service capacity of an asset (replacement cost).

C.	Income approach: Techniques to convert future amounts to a single present amount based upon market expectations (including present value techniques, option-pricing and excess earnings models).

The Company remeasured its financial assets and financial liabilities as of December 31, 2007 as required by SOP 90-7 using the guidance for measurement found in SFAS 141. The gains and losses related to these fair value adjustments were recorded within the statement of operations of the Predecessor Company. Financial assets and liabilities remeasured and disclosed at fair value at September 30, 2008 are set forth in the table below:

	Frequency	Asset	Level 1	Level 2	Level 3	Valuation Technique
	(In millions of dollars)
Hedge instruments	Recurring	$1.4	$—	$1.4	$—	A

7.    INVENTORIES

Prior to the application of fresh-start reporting, inventories were stated at the lower of cost or market. Cost was determined by the first-in, first-out (“FIFO”) method at September 30, 2008 and December 31, 2007. Inventories are reduced by an allowance for excess and obsolete inventories based on management’s review of on-hand inventories compared to historical and estimated future sales and usage.

In connection with fresh-start reporting, inventory balances as of December 31, 2007 were increased by $68 million in accordance with SFAS No. 141 using the following valuation methodology:

1)	finished goods were valued at estimated selling prices less the sum of (a) costs of disposal and (b) a reasonable profit allowance for the selling effort of the Successor Company;

2)
work-in-process was valued at the estimated selling prices of finished goods less the sum of (a) costs to complete, (b) costs of disposal and (c) a reasonable profit allowance for the completing and selling effort of the Successor Company; and

3)	raw materials were valued at current replacement cost.

The fresh-start reporting valuation increase to inventory impacted cost of goods sold as the related inventory was sold. During the nine months ended September 30, 2008, the Company recognized $68 million in additional cost of goods sold, reducing gross margin by the same, due to this valuation adjustment to inventory.

Net inventories consisted of the following:

	Successor Company
	September 30 2008	December 31 2007
	(Millions of Dollars)
Raw materials	$207.6	$202.2
Work-in-process	167.8	180.9
Finished products	658.6	691.2
	$1,034.0	$1,074.3

8.    GOODWILL AND OTHER INTANGIBLE ASSETS

At September 30, 2008 and December 31, 2007, goodwill and other intangible assets consist of the following:

	Successor Company
	September 30, 2008			December 31, 2007
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
	(Millions of Dollars)
Definite-Lived Intangible Assets
Developed technology	$115.0	$(7.9)	$107.1	$140.0	$—	$140.0
Customer relationships	524.4	(48.8)	475.6	170.0	—	170.0
	$639.4	$(56.7)	$582.7	$310.0	$—	$310.0
Goodwill and Indefinite-Lived Intangible Assets
Goodwill			$1,016.5			$1,544.0
Trademarks and brand names			484.0			308.0
			$1,500.5			$1,852.0

As of December 31, 2007, the Company adjusted its net carrying amount of intangible assets based upon preliminary valuations as a result of applying fresh-start reporting. Included in these adjustments were the elimination of Predecessor goodwill and the establishment of Successor goodwill. Successor goodwill was determined as the excess of reorganization value over amounts attributable to specific tangible and intangible assets, including developed technology and customer relationships.

The Company received valuation estimates for intangible assets other than goodwill during the quarter ended June 30, 2008 that were more detailed and comprehensive than those used for its initial application of fresh-start reporting. Based upon the revised valuation estimates, the Company, during the quarter ended June 30, 2008, recorded adjustments to the initially recorded fresh-start reporting amounts. During the quarter ended September 30, 2008, the Company has continued to review these revised valuation estimates and the underlying data and basis for estimating value. As this review continues, adjustments are recorded to the amounts assigned to identifiable intangible assets and to goodwill.

The Company has preliminarily assigned $115.0 million to technology, including value for patented and unpatented proprietary know-how and expertise as embodied in the processes, specifications and testing of products. This estimate was reduced from $140.0 million recorded as of December 31, 2007 due to changes primarily in the underlying valuation assumptions and not a change in the portfolio of identified technologies nor on any changes in the expected revenue streams associated with each of the identified technologies. The value assigned is based on the relief-from-royalty method which applies a fair royalty rate for the technology group to forecasted revenue. Royalty rates were determined based on discussions with management and a review of royalty data for similar or comparable technologies. The preliminary amortization periods between 10 and 14 years are based on the expected useful lives of the products or product families for which the technology relate.

Aftermarket products are sold to a wide range of wholesalers, retailers and installers as replacement parts for vehicles in current production and for older vehicles. For its aftermarket customers, the Company generally establishes product line arrangements that encompass all products offered within a particular product line. These are typically open-ended arrangements that are subject to termination by either the Company or the customer at any time. The generation of repeat business from any one aftermarket customer depends upon numerous factors, including but not limited to the speed and accuracy of order fulfillment, the availability of a full range of product, brand recognition, and market responsive pricing adjustments. Predictable recurring revenue is generally not heavily based upon prior relationship experience. As such, distinguishing revenue between that attributable to customer relationships as opposed to revenue attributable to recognized customer brands is more difficult.

The Company, during the quarter ended June 30, 2008, completed its analysis of its various Aftermarket revenue streams and bifurcated those streams between revenues associated with brand recognition and revenues associated with customer relationships. Valuation estimates for brand names and customer relationships were then determined based upon the estimated revenue streams. As a result of the latest valuation estimates, the Company recorded $484.0 million for its trademarks and brand names. As part of fresh-start reporting, value was assigned to each trademark or brand name based on its earnings potential or relief from costs associated with licensing the trademark or brand name. As the Company expects to continue using each trademark or brand name indefinitely with respect to the related product lines, the trademarks or brand names have been assigned indefinite lives and will be tested annually for impairment.

Based upon the latest valuation estimates, the Company has assigned $519.2 million to its customer relationships, of which $62.0 million relates to original equipment (“OE”) customer relationships and $457.2 million relates to aftermarket customer relationships. The values assigned to customer relationships are based on the propensity of these customers to continue to generate predictable future recurring revenue and income. The value was based on the present value of the future earnings attributable to the intangible assets after recognition of required returns to other contributory assets. The preliminary amortization periods of between 1 and 16 years are based on the expected cash flows and historical attrition rates, as determined within each of the separate product groups.

The Company has also recorded $5.2 million in customer relationships in connection with the February 2008 acquisition of Federal-Mogul Bearings India Limited (“FMBIL”). The acquisition of FMBIL did not have a material impact on the Company’s financial statements or liquidity.

The values assigned to identifiable intangible assets based upon the latest valuations represent the Company’s best estimates of fair value based upon internal and external valuations. If these values were to be considered final, the Company’s ongoing amortization expense for its definite-lived intangible assets for each of the following years would be as follows (in millions of dollars):

2008	$75.6
2009	48.9
2010	48.9
2011	47.2
2012	47.2
Thereafter	371.6
$639.4

The Company evaluated the criteria defined by the American Institute of Certified Public Accountants practice aid entitled Assets Acquired in a Business Combination to be Used in Research and Development Activities. The criteria included control, economic benefit, measurability, no alternative future use and substance. As a result of this evaluation, the Company concluded that there were no significant research and development activities to which value should be assigned in connection with fresh-start reporting.

For the three and nine months ended September 30, 2008, the Company has recorded amortization expense of $21.4 million and $56.7 million, respectively, associated with definite-lived intangible assets. Included in the amortization expense of $21.4 million for the quarter ended September 30, 2008 is $2.5 million of expense related to the six months ended June 30, 2008, recorded during the current quarter as a result of revisions to the estimates of value for definite-lived intangible assets. To the extent the estimates of fair value for definite-lived intangible assets continue to change, the cumulative recorded amortization expense will be adjusted to reflect such changes in underlying asset values.

9.    INVESTMENTS IN NON-CONSOLIDATED AFFILIATES

The Company maintains investments in 14 non-consolidated affiliates, which are located in China, Germany, Italy, Japan, Korea, Turkey, the United Kingdom, and the United States. The Company’s direct ownership in such affiliates ranges from approximately 1% to 50%. The aggregate investment in these affiliates approximates $319 million and $324 million at September 30, 2008 and December 31, 2007, respectively, and is included in the consolidated balance sheets as “Other noncurrent assets.” Upon the adoption of fresh-start reporting, the Company’s investments in non-consolidated affiliates were adjusted to estimated fair value. These estimated fair values were determined based upon internal and external valuations which considered various relevant market rates and transactions, and discounted cash flow valuation methods, among other factors, as further described in Note 3.

Equity in the earnings of non-consolidated affiliates amounted to approximately $21 million and $28 million for the nine months ended September 30, 2008 and 2007, respectively. During the nine months ended September 30, 2008, these entities generated sales of approximately $533 million, net income of approximately $62 million and at September 30, 2008 had total net assets of approximately $370 million. Dividends received from non-consolidated affiliates by the Company for the nine months ended September 30, 2008 were $30 million. The Company does not hold a controlling interest in an entity based on exposure to economic risks and potential rewards (variable interests) for which it is the primary beneficiary. Further, the Company’s joint ventures are businesses established and maintained in connection with its operating strategy and are not special purpose entities.

The Company holds a 50% non-controlling interest in a joint venture located in Turkey. This joint venture was established in 1995 for the purpose of manufacturing and marketing automotive parts, including pistons, piston rings, piston pins, and cylinder liners, to OE and aftermarket customers. Pursuant to the joint venture agreement, the Company’s partner holds an option to put its shares to a subsidiary of the Company at the higher of the current fair value or at a guaranteed minimum amount. The term of the contingent guarantee is indefinite, consistent with the terms of the joint venture agreement. However, the contingent guarantee would not survive termination of the joint venture agreement.

The guaranteed minimum amount represents a contingent guarantee of the initial investment of the joint venture partner and can be exercised at the discretion of the partner. As of September 30, 2008, the total amount of the contingent guarantee, were all triggering events to occur, approximated $59 million. The Company believes that this contingent guarantee is substantially less than the estimated current fair value of the guarantees’ interest in the affiliate. As such, the contingent guarantee does not give rise to a contingent liability and, as a result, no amount is recorded for this guarantee. If this put option were exercised, the consideration paid and net assets acquired would be accounted for in accordance with SFAS No. 141, Business Combinations.

If this put option were exercised at its estimated current fair value, such exercise could have a material effect on the Company’s liquidity. Any value in excess of the guaranteed minimum amount of the put option would be the subject of negotiation between the Company and its joint venture partner.

In accordance with SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, the Company has determined that its investments in Chinese joint venture arrangements are considered to be “limited-lived” as such entities have specified durations ranging from 30 to 50 years pursuant to regional statutory regulations. In general, these arrangements call for extension, renewal or liquidation at the discretion of the parties to the arrangement at the end of the contractual agreement. Accordingly, a reasonable assessment cannot be made as to the impact of such arrangements on the future liquidity position of the Company.

10.    ACCRUED LIABILITIES

Accrued liabilities consisted of the following:

	Successor Company
	September 30	December 31
	2008	2007
	(Millions of Dollars)
Accrued compensation	$240.6	$224.4
Accrued rebates	95.7	93.6
Accrued income taxes	49.6	48.5
Accrued professional services	25.4	22.8
Accrued product returns	19.0	20.0
Restructuring reserves	16.3	19.1
Accrued warranty	10.3	11.1
Accrued Chapter 11 and U.K. Administration expenses	8.1	35.3
Non-income taxes payable	—	21.2
	$465.0	$496.0

11.    DEBT

In connection with the consummation of the Plan, on the Effective Date, the Company entered into a Tranche A Term Loan Agreement (the “Tranche A Facility Agreement”). The Tranche A Facility Agreement provided for a $1,334.6 million term loan issued on the Effective Date to satisfy, in part, the obligations owed under the Prepetition Credit Agreement and certain other prepetition surety-related obligations. On December 27, 2007, the Company notified the administrative agent under the Tranche A Facility Agreement of the Company’s intent to repay the Tranche A term loan in January 2008. On January 3, 2008, the Tranche A term loan was repaid in full.

On the Effective Date, the Company, as the issuer, entered into an Indenture (the “Indenture”) relating to the issuance of approximately $305 million principal amount of PIK Notes (referred to together with the Tranche A Facility Agreement as the “Repaid Instruments”). The PIK Notes were issued in order to satisfy, in part, the obligations under the Prepetition Credit Agreement and certain other prepetition surety-related obligations. On December 28, 2007, the Company gave its notice of intent to redeem the PIK Notes, in full, in January 2008 at a price equal to their redemption price. On January 3, 2008, the PIK Notes were redeemed in full.

Also on the Effective Date, the Company entered into a Term Loan and Revolving Credit Agreement (the “Exit Facilities”) with Citicorp U.S.A. Inc. as Administrative Agent, JPMorgan Chase Bank, N.A. as Syndication Agent and certain lenders. The Exit Facilities include a $540 million revolving credit facility (which is subject to a borrowing base and can be increased under certain circumstances and subject to certain conditions) and a $2,960 million term loan credit facility divided into a $1,960 million tranche B loan and a $1,000 million tranche C loan. The Company borrowed $878 million under the term loan facility on the Effective Date and the remaining $2,082 million of term loans, which were available for up to sixty days after the Effective Date, have been fully drawn as described below.

The obligations under the revolving credit facility shall mature six years after the Effective Date and shall bear interest for the first six months at LIBOR plus 1.75% or at the alternate base rate (“ABR”, defined as the greater of Citibank, N.A.’s announced prime rate or 0.50% over the Federal Funds Rate) plus 0.75%, and thereafter shall be adjusted in accordance with a pricing grid based on availability under the revolving credit facility. Interest rates on the pricing grid range from LIBOR plus 1.50% to LIBOR plus 2.00% and ABR plus 0.50% to ABR plus 1.00%. The tranche B term loans shall mature seven years after the Effective Date and the tranche C term loans shall mature eight years after the Effective Date. In addition, the tranche C term loans are subject to a pre-payment premium, should the Company choose to prepay the loans prior to December 27, 2011. All Exit Facilities term loans bear interest at LIBOR plus 1.9375% or at the alternate base rate (as previously defined) plus 0.9375% at the Company’s election.

On January 3, 2008, the Company drew an additional $2,082 million under the Exit Facilities, of which $1,642 million was used by the Company to repay or redeem the Repaid Instruments and interest thereon, both as discussed above. Given that the Company intended to finance the Repaid Instruments on a long-term basis, commitments for such long-term financing existed as of December 31, 2007 and that such intent was achieved with the refinancing of the Repaid Instruments with long-term borrowings under the Exit Facilities, each of the Repaid Instruments was classified as long-term in the Company’s balance sheet as of December 31, 2007.

As of September 30, 2008, the Company was party to a series of five year interest rate swap agreements with a total notional value of $1,150 million to hedge the variability of interest payments associated with its variable-rate term loans under the Exit Facilities. Through these swap agreements, the Company has fixed its base interest and premium rate at a combined average interest rate of approximately 5.4% on the notional value of $1,150 million.

The Exit Facilities were initially negotiated by the Predecessor Company and certain of the Plan Proponents, reaching agreement on the majority of significant terms of the Exit Facilities in early 2007. Between the time the terms were agreed in early 2007 and the Effective Date, interest rates charged on similar debt instruments for companies with similar debt ratings and capitalization levels rose to higher levels. As such, when applying the provisions of fresh-start reporting, the Company estimated a fair value adjustment of $163 million for the available borrowings under the Exit Facilities. This estimated fair value adjustment has been recorded within fresh-start reporting, and will be amortized as interest expense over the terms of each of the underlying components of the Exit Facilities. During the three and nine months ended September 30, 2008, the Company recognized $5.6 million and $16.7 million, respectively, in interest expense associated with the amortization of this fair value adjustment.

Debt consisted of the following:

	Successor Company
	September 30	December 31
	2008	2007
	(Millions of Dollars)
Exit Facilities:
Revolver	$—	$151.0
Tranche B term loan	1,945.3	—
Tranche C term loan	992.5	878.0
Tranche A term loan	—	1,334.6
Senior subordinated third priority secured notes	—	305.2
Debt discount	(146.3)	(163.0)
Other debt, primarily foreign instruments	116.2	129.6
	2,907.7	2,635.4
Less: short-term debt, including current maturities of long-term debt	(135.8)	(117.8)
Total long-term debt	$2,771.9	$2,517.6

The obligations of the Company under the Exit Facilities are guaranteed by substantially all of the domestic subsidiaries and certain foreign subsidiaries of the Company, and are secured by substantially all personal property and certain real property of the Company and such guarantors, subject to certain limitations. The liens granted to secure these obligations and certain cash management and hedging obligations have first priority.

The Exit Facilities contain certain affirmative and negative covenants and events of default, including, subject to certain exceptions, restrictions on incurring additional indebtedness, mandatory prepayment provisions associated with specified asset sales and dispositions, and limitations on i) investments; ii) certain acquisitions, mergers or consolidations; iii) sale and leaseback transactions; iv) certain transactions with affiliates; and v) dividends and other payments in respect of capital stock.

The total commitment and amounts outstanding on the revolving credit facility are as follows:

	Successor Company
	September 30	December 31
	2008	2007
	(Millions of Dollars)
Current Contractual Commitment	$540.0	$540.0
Outstanding:
Revolving credit facility	$—	$151.0
Letters of credit	48.3	73.7
Total outstanding	$48.3	$224.7
Borrowing Base on Revolving Credit Facility
Current borrowings	$—	$151.0
Letters of credit	48.3	73.7
Available to borrow	491.7	315.3
Total borrowing base	$540.0	$540.0

12.    PENSIONS AND OTHER POSTEMPLOYMENT BENEFITS

The Company sponsors several defined benefit pension plans (“Pension Benefits”) and health care and life insurance benefits (“Other Benefits”) for certain employees and retirees around the world. Components of net periodic benefit cost for the three months ended September 30 are as follows:

	Successor	Predecessor	Successor	Predecessor	Successor	Predecessor
	Pension Benefits
	United States		International		Other Benefits
	2008	2007	2008	2007	2008	2007
	(Millions of Dollars)
Service cost	$6.0	$6.3	$1.7	$2.3	$0.5	$0.5
Interest cost	15.1	14.9	4.9	4.7	7.4	9.0
Expected return on plan assets	(18.6)	(18.4)	(0.7)	(1.1)	—	—
Amortization of actuarial loss	—	4.5	—	0.7	—	3.9
Amortization of prior service cost (benefit)	—	1.6	—	—	—	(1.1)
Net periodic benefit cost	$2.5	$8.9	$5.9	$6.6	$7.9	$12.3

Components of net periodic benefit cost for the nine months ended September 30 are as follows:

	Successor	Predecessor	Successor	Predecessor	Successor	Predecessor
	Pension Benefits
	United States		International		Other Benefits
	2008	2007	2008	2007	2008	2007
	(Millions of Dollars)
Service cost	$17.9	$19.4	$5.1	$4.9	$1.5	$1.5
Interest cost	46.2	45.1	14.9	11.8	23.1	27.0
Expected return on plan assets	(55.7)	(54.2)	(2.1)	(1.7)	—	—
Amortization of actuarial loss	—	13.7	—	1.9	—	11.6
Amortization of prior service cost (benefit)	—	4.8	—	—	—	(3.2)
Settlement gain	—	—	—	(0.3)	—	—
Net periodic benefit cost	$8.4	$28.8	$17.9	$16.6	$24.6	$36.9

13.    INCOME TAXES

For the nine months ended September 30, 2008, the Company recorded income tax expense of $71.7 million on income before income taxes of $133.4 million. This compares to income tax expense of $45.8 million on income before income taxes of $68.0 million in the same period of 2007. Income tax expense for the nine months ended September 30, 2008 differs from statutory rates due to non-recognition of income tax benefits on certain operating losses, primarily in the U.S., and non-deductible items in various jurisdictions.

The Company accounts for uncertainty in income taxes in accordance with FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109 (“FIN 48”). As a result, the Company applies a more-likely-than-not recognition threshold for all tax uncertainties. FIN 48 only allows the recognition of those tax benefits that have a greater than 50% likelihood of being sustained upon examination by the taxing authorities.

During the quarter ended September 30, 2008, the Company’s gross unrecognized tax benefits increased by a net $156.8 million, primarily as a result of an increase in unrecognized tax benefits relating to changes in tax positions taken during the current and prior periods. Included in the net increase in gross unrecognized tax benefits are decreases of $14.3 million relating to statute expirations and $8.8 million relating to settlements with taxing authorities.

The amount of unrecognized tax benefits that, if recognized, would impact the effective tax rate decreased by $18.0 million during the quarter ended September 30, 2008. The total unrecognized tax benefits differ from the amount that would impact the effective tax rate due to the impact of valuation allowances. During 2008, any change in the amount that impacts the effective rate that relates to unrecognized tax benefits from years prior to 2008 will be adjusted through goodwill. Beginning January 1, 2009, pursuant to SFAS 141(R), any changes to this amount will be reflected through the income tax provision.

14.    LITIGATION AND ENVIRONMENTAL MATTERS

Resolution of Asbestos Liabilities

As described in Note 2, all asbestos-related personal injury claims against the Debtors will be addressed by the U.S. Asbestos Trust or the U.K. Asbestos Trust in accordance with the terms of the Debtors’ confirmed Plan and the CVAs, and such claims will be treated and paid in accordance with the terms of the Plan, the CVAs, and their related documents. All asbestos property damage claims against the Debtors have been compromised and resolved through the Plan and the CVAs. Accordingly, the Debtors have not recorded an asbestos liability.

Environmental Matters

The Company is a defendant in lawsuits filed, or the recipient of administrative orders issued, in various jurisdictions pursuant to the Federal Comprehensive Environmental Response Compensation and Liability Act of 1980 (“CERCLA”) or other similar national, provincial or state environmental laws. These laws require responsible parties to pay for remediating contamination resulting from hazardous substances that were discharged into the environment by them, by prior owners or occupants of their property, or by others to whom they sent such substances for treatment or other disposition. The Company has been notified by the United States Environmental Protection Agency, other national environmental agencies, and various provincial and state agencies that it may be a potentially responsible party (“PRP”) under such laws for the cost of remediating hazardous substances pursuant to CERCLA and other national and state or provincial environmental laws. PRP designation typically requires the funding of site investigations and subsequent remedial activities.

Many of the sites that are likely to be the costliest to remediate are often current or former commercial waste disposal facilities to which numerous companies sent wastes. Despite the joint and several liability which might be imposed on the Company under CERCLA and some of the other laws pertaining to these sites, the Company’s share of the total waste sent to these sites has generally been small. The other companies that sent wastes to these sites, often numbering in the hundreds or more, generally include large, solvent, publicly owned companies and in most such situations the government agencies and courts have imposed liability in some reasonable relationship to contribution of waste. Thus, the Company believes its exposure for liability at these sites is limited.

The Company has also identified certain other present and former properties at which it may be responsible for cleaning up or addressing environmental contamination, in some cases as a result of contractual commitments. The Company is actively seeking to resolve these actual and potential statutory, regulatory and contractual obligations. Although difficult to quantify based on the complexity of the issues, the Company has accrued amounts corresponding to its best estimate of the costs associated with such regulatory and contractual obligations on the basis of available information from site investigations and best professional judgment of consultants.

The Company is a party to two lawsuits in Ohio and Michigan arising from indemnification for costs relating to environmental releases from industrial operations of the Predecessor Company prior to 1986. These two lawsuits have been stayed temporarily to allow the parties to engage in settlement negotiations. During the third quarter of 2008, the Company reached settlements with certain parties, which resulted in net recoveries to the Company of $15.8 million. The Company continues to engage in settlement discussions with the remaining parties, although no assurances can be given regarding the outcome of such discussions.

Total environmental reserves were $27.1 million and $30.4 million at September 30, 2008 and December 31, 2007, respectively, and are included in the consolidated balance sheets as follows:

	Successor
	September 30 2008	December 31 2007
	(Millions of Dollars)

Current liabilities	$4.5	$7.5
Long-term accrued liabilities	22.6	22.9
	$27.1	$30.4

Management believes that recorded environmental liabilities will be adequate to cover the Company’s estimated liability for its exposure in respect to such matters. In the event that such liabilities were to significantly exceed the amounts recorded by the Company, the Company’s results of operations and financial condition could be materially affected. At September 30, 2008, management estimates that reasonably possible material additional losses above and beyond management’s best estimate of required remediation costs as recorded approximates $72 million.

Other Matters

The Company is involved in other legal actions and claims, directly and through its subsidiaries. Management does not believe that the outcomes of these other actions or claims are likely to have a material adverse effect on the Company’s financial position, operating results, or cash flows.

15.    ASSET RETIREMENT OBLIGATIONS

The Company records asset retirement obligations in accordance with SFAS 143, Accounting for Asset Retirement Obligations and Financial Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations (“FIN 47”) when the amount can be reasonably estimated, typically upon decision to close or sell an operating site. The Company has identified sites with contractual obligations and sites that are closed or expected to be closed and sold in connection with Restructuring 2006. In connection with these sites, the Company has accrued $27.6 million and $27.3 million as of September 30, 2008 and December 31, 2007, respectively, for conditional asset retirement obligations, primarily related to anticipated costs of removing hazardous materials in buildings, and has considered impairment issues that may result from capitalization of asset retirement obligations in accordance with SFAS 144.

The Company has additional asset retirement obligations, also primarily related to removal costs of hazardous materials in buildings, for which it believes reasonable cost estimates cannot be made at this time because the Company does not believe it has a reasonable basis to assign probabilities to a range of potential settlement dates for these retirement obligations. Accordingly, the Company is currently unable to determine amounts to accrue for conditional asset retirement obligations at such sites.

For those sites that the Company identifies in the future for closure or sale, or for which it otherwise believes it has a reasonable basis to assign probabilities to a range of potential settlement dates, the Company will review these sites for both impairment issues in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, and for conditional asset retirement obligations in accordance with SFAS 143 and FIN 47.

Reserves for conditional asset retirement obligations are included in the consolidated balance sheets as follows:

	Successor
	September 30 2008	December 31 2007
	(Millions of Dollars)

Current liabilities	$11.4	$11.1
Long-term accrued liabilities	16.2	16.2
	$27.6	$27.3

16.    COMPREHENSIVE INCOME (LOSS)

The Company’s comprehensive income (loss) consists of the following:

	Successor	Predecessor	Successor	Predecessor
	Three Months Ended September 30		Nine Months Ended September 30
	2008	2007	2008	2007
	(Millions of Dollars)
Net income	$3.6	$13.7	$61.7	$22.2
Foreign currency translation adjustments and other	(175.0)	96.9	(59.8)	143.6
Hedge instruments, net of tax	(22.1)	(2.5)	4.6	0.9
Postemployment benefits, net of tax	—	7.9	—	24.9
	$(193.5)	$116.0	$6.5	$191.6

17.    CAPITAL STOCK

Common and Preferred Stock

On September 11, 2008, the Company purchased 1,095,500 shares of its common stock for approximately $16.7 million in a single transaction with an unrelated party.

Warrants

In connection with the Plan, holders of the Predecessor Company’s common stock, Series C ESOP Convertible Preferred Shares and the 7% Convertible Junior Subordinate Debentures received warrants to purchase shares of common stock of the Successor Company at an exercise price equal to $45.815, exercisable through December 27, 2014. The Company issued 6,951,871 warrants as of the Effective Date, all of which remained outstanding at both September 30, 2008 and December 31, 2007. All of the Predecessor Company’s common stock (and all rights and covenants related thereto) was cancelled pursuant to the Plan on December 27, 2007, of which 91,344,239 shares were outstanding at December 27, 2007.

The Company has accounted for these warrants as equity instruments in accordance with Emerging Issues Task Force 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock, and as such, these warrants are classified in stockholders’ equity as they meet the definition of “indexed to the issuer’s stock” in Emerging Issues Task Force 01-6, The Meaning of Indexed to a Company’s Own Stock. The Company estimated the fair value of these warrants at $33.0 million as of December 31, 2007 using the Black-Scholes option pricing model.

18.    STOCK-BASED COMPENSATION

On February 2, 2005, the Predecessor Company entered into a five-year employment agreement with José Maria Alapont, effective March 23, 2005, whereby Mr. Alapont was appointed as the Predecessor Company’s president and chief executive officer. Mr. Alapont served as chairman of the board of the directors of the Company from June 2005 to December 2007. In connection with this agreement, the Plan Proponents agreed to amend the Plan to provide that the Successor Company would grant to Mr. Alapont stock options equal to at least 4% of the value of the Successor Company at the reorganization date (the “Employment Agreement Options”). The Employment Agreement Options vest ratably over the life of the employment agreement, such that one fifth of the Employment Agreement Options vest on each anniversary of the employment agreement effective date. For purposes of estimating fair value, the Employment Agreement Options were deemed to expire on December 27, 2014.

Additionally, one-half of the Employment Agreement Options had an additional feature allowing for the exchange of one half of the options for shares of stock of the Successor Company, at the exchange equivalent of four options for one share of Class A Common Stock. The Employment Agreement Options without the exchange feature are referred to herein as “plain vanilla options” and those Employment Agreement Options with the exchange feature are referred to as “options with exchange.”

Prior to the Effective Date of the Plan, the Predecessor Company was required to reassess the value of the Employment Agreement Options quarterly and adjust the aggregate compensation expense recognized to reflect any change in the value of the Employment Agreement Options. The Predecessor Company recorded compensation expense pertaining to the options of $2.2 million and $5.0 million for the three and nine months ended September 30, 2007, respectively.

In accordance with SFAS No. 123(R), Share Based Payments, the Predecessor Company determined the amount of compensation expense associated with the Employment Agreement Options based upon the estimated fair value of such options as of September 30, 2007. Key assumptions and related option-pricing models used by the Predecessor Company are summarized in the following table:

	Plain Vanilla Options	Options with Exchange

Valuation model	Black-Scholes	Modified Binomial
Expected volatility	41%	41%
Expected dividend yield	0%	0%
Risk-free rate over the estimated expected option life	4.22 – 4.47%	4.22 – 4.47%
Expected option life (in years)	3.79	4.62

In estimating the expected life of the plain vanilla options, the Company utilized the “simplified method” as first described in SEC Staff Accounting Bulletin (“SAB”) 107 and as permitted in accordance with SAB 110. The simplified method was used as there is only one individual who had outstanding options as of September 30, 2007 and no historical option exercise data was available.

On the Effective Date and in accordance with the Plan, the Company granted to Mr. Alapont stock options to purchase four million shares of Successor Company Class A Common Stock at an exercise price of $19.50 (the “Granted Options”). Pursuant to the Stock Option Agreement dated as of December 27, 2007 between the Company and Mr. Alapont (the “Initial CEO Stock Option Agreement”), the Granted Options do not have an exchange feature. In lieu of “options with exchange” under the Employment Agreement Options, the Successor Company

entered into a deferred compensation agreement with Mr. Alapont intended to be the economic equivalent of the options with exchange. Under the terms of this deferred compensation agreement, Mr. Alapont is entitled to certain distributions of Class A Common Stock, or, at the election of Mr. Alapont, certain distributions of cash upon certain events as set forth in the Deferred Compensation Agreement dated as of December 27, 2007 between the Company and Mr. Alapont (the “Deferred Compensation Agreement”). The amount of the distributions shall be equal to the fair value of 500,000 shares of Class A Common Stock, subject to certain adjustments and offsets, determined as of the first to occur of (1) the date on which Mr. Alapont’s employment with the Company terminates, (2) March 23, 2010, the date on which Mr. Alapont’s employment agreement with the Company expires, (3) Mr. Alapont’s death, (4) the date Mr. Alapont becomes disabled (as defined for purposes of Section 409A of the Internal Revenue Code), (5) at the election of Mr. Alapont, a change in control (as defined for purposes of Section 409A of the Internal Revenue Code), or (6) the occurrence of an unforeseeable emergency (as defined for purposes of Section 409A of the Internal Revenue Code).

In connection with fresh-start reporting, the Company determined the aggregate estimated fair value at $33.7 million associated with the Granted Options and deferred compensation in accordance with SFAS 123(R). Since the Deferred Compensation Agreement provides for net cash settlement at the option of Mr. Alapont, the Granted Options are treated as a liability award under SFAS 123(R), and the vested portion of the awards, aggregating $19.1 million, has been recorded as a liability as of December 31, 2007.

On February 14, 2008, the Company entered into Amendment No. 1 to the Initial CEO Stock Option Agreement, dated as of February 14, 2008 (the “Amendment”). Pursuant to the Amendment, the exercise price for the option was increased to $29.75 per share. On February 15, 2008, the Initial CEO Stock Option Agreement as amended was cancelled by mutual written agreement of the Company and Mr. Alapont. On February 15, 2008, subject to obtaining the approval of the Company’s shareholders, the Company entered into a new Stock Option Agreement with Mr. Alapont dated as of February 15, 2008 (the “New CEO Stock Option Agreement”). Subject to shareholder approval, the New CEO Stock Option Agreement grants Mr. Alapont a non-transferable, non-qualified option (the “CEO Option”) to purchase up to 4,000,000 shares of the Company’s Class A Common Stock subject to the terms and conditions described below. The exercise price for the CEO Option is $19.50 per share, which is at least equal to the fair market value of a share of the Company’s Class A Common Stock on the date of grant of the CEO Option. In no event may the CEO Option be exercised, in whole or in part, after December 27, 2014. The New CEO Stock Option Agreement provides for vesting as follows: 60% of the shares of Class A Common Stock subject to the Option are vested, and an additional 20% of the shares of Class A Common Stock subject to the Option shall vest on each of March 23, 2009, and March 23, 2010.

The February 2008 transactions were undertaken to comply with Internal Revenue Code Section 409A in connection with the implementation of Mr. Alapont’s employment agreement. The grant of the CEO Option was approved by the Company’s shareholders effective July 28, 2008.

The Company revalued the options granted to Mr. Alapont at September 30, 2008, resulting in a revised fair value of $19.4 million. During the three and nine months ended September 30, 2008, the Company recognized $4.2 million and $5.2 million, respectively, in income associated with these options. Since the Deferred Compensation Agreement provides for net cash settlement at the option of Mr. Alapont, the Granted Options are treated as a liability award under SFAS 123(R), and the vested portion of the awards, aggregating $13.9 million, has been recorded as a liability as of September 30, 2008. The remaining $5.5 million of total unrecognized compensation cost as of September 30, 2008 related to non-vested stock options is expected to be recognized ratably over the remaining term of Mr. Alapont’s employment agreement. Key assumptions and related option-pricing models used by the Company are summarized in the following table:

	Successor Company September 30, 2008 Valuation
	Plain Vanilla Options	Options Connected To Deferred Compensation	Deferred Compensation

Valuation model	Black-Scholes	Monte Carlo	Monte Carlo
Expected volatility	55%	55%	55%
Expected dividend yield	0%	0%	0%
Risk-free rate over the estimated expected option life	2.65%	2.65%	2.65%
Expected option life (in years)	3.32	3.86	3.86

19.    INCOME PER COMMON SHARE

The common shares of the Predecessor Company were cancelled upon the implementation of the Plan. As such, the earnings per share information for the Predecessor Company is not meaningful to shareholders of the Successor Company’s common shares, or to potential investors in such common shares.

The following table sets forth the computation of basic and diluted income per common share:

	Successor	Predecessor	Successor	Predecessor
	Three Months Ended September 30		Nine Months Ended September 30
	2008	2007	2008	2007
	(Millions of Dollars, Except Share and Per Share Amounts)
Net income	$3.6	$13.7	$61.7	$22.2
Weighted average shares outstanding, basic (in millions)	99.8	89.9	99.9	89.7
Basic income per common share	$0.04	$0.15	$0.62	$0.25
Weighted average shares outstanding, diluted (in millions)	100.1	91.3	100.2	91.3
Diluted income per common share	$0.04	$0.15	$0.62	$0.24

The 500,000 common shares issued in connection with the Deferred Compensation Agreement described in Note 18 are excluded from the basic earnings per share calculation as required by Emerging Issues Task Force 97-14, Accounting for Deferred Compensation Arrangements Where Amounts Earned Are Held in a Rabbi Trust and Invested.

20.    OPERATIONS BY REPORTING SEGMENT

The Company’s integrated operations are organized into six reporting segments generally corresponding to major product groups; Powertrain Energy, Powertrain Sealing and Bearings, Vehicle Safety and Protection, Automotive Products, Global Aftermarket and Corporate.

The accounting policies of the segments are the same as those of the Company. Revenues related to products sold from Powertrain Energy, Powertrain Sealing and Bearings, Vehicle Safety and Protection, and Automotive Products to OE customers are recorded within the respective segments. Revenues from such products sold to aftermarket customers are recorded within the Global Aftermarket segment. All product transferred into Global Aftermarket from other reporting segments is transferred at cost in the United States and at agreed-upon transfer prices internationally.

The Company evaluates segment performance principally on a non-GAAP Operational EBITDA basis. Operational EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, and certain items such as restructuring and impairment charges, Chapter 11 and U.K. Administration related reorganization expenses, gains or losses on the sales of businesses, and the impact on gross margin of the fresh-start reporting valuation of inventory.

Net sales and gross margin information by reporting segment is as follows:

	Successor	Predecessor	Successor	Predecessor
	Net Sales
	Three Months Ended September 30		Nine Months Ended September 30
	2008	2007	2008	2007
	(Millions of Dollars)

Powertrain Energy	$515	$490	$1,726	$1,513
Powertrain Sealing and Bearings	266	252	858	790
Vehicle Safety and Protection	173	196	594	599
Automotive Products	93	83	302	243
Global Aftermarket	645	665	2,066	2,020
	$1,692	$1,686	$5,546	$5,165

	Successor	Predecessor	Successor	Predecessor
	Gross Margin
	Three Months Ended September 30		Nine Months Ended September 30
	2008	2007	2008	2007
	(Millions of Dollars)

Powertrain Energy	$67	$53	$242	$191
Powertrain Sealing and Bearings	11	14	71	48
Vehicle Safety and Protection	38	47	150	150
Automotive Products	20	13	62	52
Global Aftermarket	140	153	410	472
Corporate	3	(1)	6	(3)
	$279	$279	$941	$910

Operational EBITDA by reporting segment and the reconciliation of Operational EBITDA to income before income tax expense is as follows:

	Successor	Predecessor	Successor	Predecessor
	Three Months Ended September 30		Nine Months Ended September 30
	2008	2007	2008	2007
	(Millions of Dollars)
Powertrain Energy	$79	$71	$277	$245
Powertrain Sealing and Bearings	8	14	58	48
Vehicle Safety and Protection	36	45	142	141
Automotive Products	21	16	59	53
Global Aftermarket	89	108	303	331
Corporate	(55)	(88)	(199)	(241)
Total Operational EBITDA	178	166	640	577
Interest expense, net	(47)	(50)	(137)	(152)
Depreciation and amortization	(95)	(89)	(266)	(261)
Restructuring charges, net	(11)	(10)	(14)	(39)
Gross margin impact of December 31, 2007 fresh-start reporting inventory adjustment	—	—	(68)	—
Chapter 11 and U.K. Administration related reorganization expenses	(2)	(15)	(15)	(57)
Other	(1)	5	(7)	—
Income before income tax expense	$22	$7	$133	$68

Total assets by reporting segment are as follows:

	Successor
	September 30 2008	December 31 2007
	(Millions of Dollars)

Powertrain Energy	$1,669	$1,820
Powertrain Sealing and Bearings	847	822
Vehicle Safety and Protection	1,229	1,708
Automotive Products	859	1,022
Global Aftermarket	2,276	1,988
Corporate	1,034	506
	$7,914	$7,866

ICAHN ENTERPRISES L.P. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information is presented to give effect to the acquisition by Icahn Enterprises of 24,491,924 Federal-Mogul Shares from Thornwood on December 2, 2008 and the previous acquisition by Icahn Enterprises on July 3, 2008 of 50,750,000 shares of Federal-Mogul Common Stock from Thornwood. Additionally, the unaudited pro forma condensed combined financial information is presented to give effect to the issuance of 4,286,087 depositary units in exchange for the 24,491,924 Federal-Mogul Shares.

The unaudited pro forma condensed combined financial information is based on the (i) historical consolidated financial statements of Icahn Enterprises and (ii) historical consolidated financial statements of Federal-Mogul (predecessor and successor company, where applicable) included elsewhere in this current report on Form 8-K/A or incorporated herein by reference to Icahn Enterprises’ current report on Form 8-K/A filed with the Securities and Exchange Commission (the “SEC”) on August 7, 2008. The assumptions and adjustments used are described below and in the accompanying notes to the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined balance sheet as of September 30, 2008 is presented as if the acquisition of the 24,491,924 Federal-Mogul Shares from Thornwood had occurred as of September 30, 2008. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2008 and for the year ended December 31, 2007 have been prepared to give effect to the unaudited pro forma adjustments necessary as if the acquisitions from Thornwood had taken place prior to January 1, 2007. The Icahn Enterprises column as of September 30, 2008 and for the nine months ended September 30, 2008 includes amounts for Federal-Mogul, since the date of common control, February 25, 2008, as reported in Icahn Enterprises Form 10-Q, filed with the SEC on November 5, 2008.

Federal-Mogul emerged from bankruptcy on December 27, 2007 and adopted fresh-start reporting. Accordingly, the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2007 gives effect to adjustments relating to the emergence from bankruptcy and the adoption of fresh-start reporting as if it had occurred prior to January 1, 2007.

The acquisition of the controlling interest in Federal-Mogul is accounted for as a business combination of entities under common control and recorded at the historical basis of the assets and liabilities acquired at the effective date of control by Mr. Icahn, February 25, 2008. The unaudited pro forma condensed combined balance sheet as of September 30, 2008, included herein, includes the pro forma combination of Icahn Enterprises and Federal-Mogul, and pro forma adjustments relating to the difference in Icahn Enterprises’ basis in Federal-Mogul and Icahn Enterprises’ share of the equity in Federal-Mogul.

The unaudited pro forma condensed combined financial information does not purport to be indicative of the financial position and results of operations that Icahn Enterprises will obtain in the future, or that Icahn Enterprises would have obtained if the acquisition of the Federal-Mogul Shares from Thornwood on December 2, 2008 had been effective as of the dates indicated above. The pro forma adjustments are based upon currently available information and upon certain assumptions that Icahn Enterprises believes are reasonable. The unaudited pro forma condensed combined financial information should be read in conjunction with the historical consolidated financial statements of Icahn Enterprises and Federal-Mogul, in each case included in its annual reports on Form 10-K and quarterly reports on Form 10-Q, and related amendments.

ICAHN ENTERPRISES L.P. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
September 30, 2008
(In $000s)

	Historical	Pro Forma Adjustments
	Icahn Enterprises	Acquisition of Additional Federal- Mogul Shares		Pro Forma Results
ASSETS
Investment Management:
Cash and cash equivalents	$8,457	$-		$8,457
Cash held at consolidated affiliated partnerships and restircted cash	2,939,909	-		2,939,909
Securities owned, at fair value	5,930,257	-		5,930,257
Due from brokers	554,571	-		554,571
Other assets	257,072	-		257,072
	9,690,266	-		9,690,266
Automotive:
Cash and cash equivalents	781,547	-		781,547
Accounts receivable, net	1,185,634	-		1,185,634
Inventories, net	1,033,968	-		1,033,968
Property, plant and equipment, net	2,014,884	-		2,014,884
Goodwill and intangible assets	2,072,341	6,360	2a	2,078,701
Other assets	814,706	-		814,706
	7,903,080	6,360		7,909,440
Metals, Real Estate and Home Fashion:
Cash and cash equivalents	264,747	-		264,747
Other assets	1,566,807	-		1,566,807
	1,831,554	-		1,831,554
Holding Company:
Cash and cash equivalents	1,531,474	3,098	2b	1,534,572
Restricted cash	30,901	-		30,901
Other assets	385,385	-		385,385
	1,947,760	3,098		1,950,858
Total Assets	$21,372,660	$9,458		$21,382,118

LIABILITIES AND PARTNERS' EQUITY
Investment Management:
Accounts payable, accrued expenses and other liabilities	$595,279	$-		$595,279
Securities sold, not yet purchased, at fair value	1,038,768	-		1,038,768
Due to brokers	1,606,667	-		1,606,667
	3,240,714	-		3,240,714
Automotive:
Accounts payable, accrued expenses and other liabilities	1,860,541	-		1,860,541
Debt	2,907,721	-		2,907,721
Postemployment benefit liability	980,777	-		980,777
	5,749,039	-		5,749,039
Metals, Real Estate and Home Fashion:
Accounts payable, accrued expenses and other liabilities	195,584	-		195,584
Debt	88,303	-		88,303
	283,887	-		283,887
Holding Company:
Accounts payable, accrued expenses and other liabilities	176,055	-		176,055
Debt	1,926,183	-		1,926,183
Preferred limited partnership units	128,153	-		128,153
	2,230,391	-		2,230,391
Total Liabilities	11,504,031	-		11,504,031

Non-controlling interests:
Investment Management	5,816,251	-		5,816,251
Automotive	1,084,847	(519,929	) 2c	564,918
Holding Company and other	118,518	-		118,518
	7,019,616	(519,929)		6,499,687
Partners' Equity	2,849,013	529,387		3,378,400
Total Liabilities and Partners' Equity	$21,372,660	$9,458		$21,382,118

See accompanying notes.

ICAHN ENTERPRISES L.P. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
Nine Months Ended September 30, 2008
(In 000s, except per unit data)

	Historical			Pro Forma Adjustments
	Icahn Enterprises	Federal-Mogul (1/1/08 - 2/29/08)	Subtotal	Acquisition of Additional Federal-Mogul Shares		Pro Forma Results
Revenues:
Investment Management	$(1,290,399)	$-	$(1,290,399)	$-		$(1,290,399)
Automotive	4,392,212	1,222,400	5,614,612	-		5,614,612
Metals	1,143,727	-	1,143,727	-		1,143,727
Real Estate	74,879	-	74,879	-		74,879
Home Fashion	327,934	-	327,934	-		327,934
Holding Company	142,278	-	142,278	-		142,278
	4,790,631	1,222,400	6,013,031	-		6,013,031
Expenses:
Investment Management	56,962	-	56,962	-		56,962
Automotive	4,257,440	1,242,700	5,500,140	(107,500	) 2d	5,392,640
Metals	1,020,951	-	1,020,951	-		1,020,951
Real Estate	66,761	-	66,761	-		66,761
Home Fashion	385,483	-	385,483	-		385,483
Holding Company	122,363	-	122,363	-		122,363
	5,909,960	1,242,700	7,152,660	(107,500)		7,045,160

Loss from continuing operations before income taxes
and non-controlling interests in (income) loss	(1,119,329)	(20,300)	(1,139,629)	107,500		(1,032,129)

Income tax expense	(108,602)	(10,100)	(118,702)	(5,300	) 2d	(124,002)
Non-controlling interests in (income) loss:
Investment Management	1,188,675	-	1,188,675	-		1,188,675
Automotive	(50,594)	(200)	(50,794)	10,574	2c	(40,220)
Holding Company and Other	19,492	-	19,492	-		19,492
	1,157,573	(200)	1,157,373	10,574		1,167,947
(Loss) income from continuing operations	$(70,358)	$(30,600)	$(100,958)	$112,774		$11,816

Loss from continuing operations applicable to
limited partners	$(89,269)					$(8,730)

Loss per limited partnership unit:
Basic and Diluted (Note 3)	$(1.27)					$(0.12)

Weighted average limited partnership units outstanding:
Basic and Diluted	70,490					74,776

See accompanying notes.

ICAHN ENTERPRISES L.P. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
Year Ended December 31, 2007
(In 000s, except per unit data)

	Historical			Pro Forma Adjustments
	Icahn Enterprises	Federal-Mogul	Subtotal	Acquisition of Additional Federal-Mogul Shares		Pro Forma Results
Revenues:
Investment Management	$588,254	$-	$588,254	$-		$588,254
Automotive	-	8,717,900	8,717,900	(1,746,800	) 2e	6,971,100
Metals	833,680	-	833,680	-		833,680
Real Estate	110,362	-	110,362	-		110,362
Home Fashion	705,487	-	705,487	-		705,487
Holding Company	249,843	-	249,843	-		249,843
	2,487,626	8,717,900	11,205,526	(1,746,800)		9,458,726
Expenses:
Investment Management	99,787	-	99,787	-		99,787
Automotive	-	6,978,000	6,978,000	(144,000	) 2f	6,834,000
Metals	796,849	-	796,849	-		796,849
Real Estate	98,449	-	98,449	-		98,449
Home Fashion	844,129	-	844,129	-		844,129
Holding Company	161,681	-	161,681	-		161,681
	2,000,895	6,978,000	8,978,895	(144,000)		8,834,895

Income from continuing operations before income taxes
and non-controlling interests in (income) loss	486,731	1,739,900	2,226,631	(1,602,800)		623,831

Income tax expense	(8,436)	(331,800)	(340,236)	264,600	2g	(75,636)
Non-controlling interests in (income) loss:
Investment Management	(313,982)	-	(313,982)	-		(313,982)
Automotive	-	4,200	4,200	(18,599	) 2c	(14,399)
Holding Company and Other	52,959	-	52,959	-		52,959
	(261,023)	4,200	(256,823)	(18,599)		(275,422)
Income from continuing operations	$217,272	$1,412,300	$1,629,572	$(1,356,799)		$272,773

Income from continuing operations applicable to
limited partners	$13,747					$68,144

Earnings per limited partnership unit:
Basic and Diluted (Note 3)	$0.21					$0.98

Weighted average limited partnership units outstanding:
Basic and Diluted	65,286					69,572

See accompanying notes.

ICAHN ENTERPRISES L.P. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Acquisition of Federal-Mogul Shares.

On December 2, 2008, Icahn Enterprises acquired 24,491,924 Federal-Mogul Shares from Thornwood pursuant to a Contribution and Exchange Agreement, among Icahn Enterprises, Thornwood and Barberry Corp. (the “Agreement”). As a result of the transaction, Icahn Enterprises beneficially owns 75.7% of the total issued and outstanding Federal-Mogul Common Stock. In consideration of the acquisition of the Federal-Mogul Shares, Icahn Enterprises issued to Thornwood 4,286,087 fully paid and non-assessable depositary units representing limited partnership interests in Icahn Enterprises (“Depositary Units”).

For further information on the history and background of Federal-Mogul, see Note 2 to the consolidated financial statements of Icahn Enterprises included in Icahn Enterprises’ quarterly report on Form 10-Q filed with the SEC on November 5, 2008.

Federal-Mogul is considered an entity under common control with Icahn Enterprises. Accordingly, the consolidated financial statements to be included in our future filings with the SEC will include the assets, liabilities, equity and results of operations of Federal-Mogul commencing February 25, 2008.

2. Pro Forma Adjustments — Acquisition of Federal-Mogul Shares.

2a  Adjustment to goodwill representing the excess of Icahn Enterprises’ basis in the Federal-Mogul Shares acquired from Thornwood over their fair value.

2b  Icahn Enterprises G.P. Inc. contribution of $1,541,000 to Icahn Enterprises and $1,557,000 to Icahn Enterprises Holdings L.P. in order to maintain its 1% interest in each of Icahn Enterprises and Icahn Enterprises Holdings L.P.

2c  Adjustment to record the change in non-controlling interests in Federal-Mogul.

2d  Reflects the elimination of Chapter 11 expenses and inventory fair value adjustments resulting from Federal-Mogul’s adoption of fresh-start reporting as well as our acquisition of the controlling interest in Federal-Mogul.

2e  Elimination of the gains related to the emergence from bankruptcy of Federal-Mogul.

Description	(In $000’s) Year ended December 31, 2007
Fresh-start reporting adjustments	$(956,300)
Gain on settlement of liabilities subject to compromise	(760,700)
Other	(29,800)
Total	$(1,746,800)

2f  Elimination of Chapter 11 expenses, adjustments relating to the adoption of fresh-start reporting, and incremental interest expense on exit financing facility relating to Federal-Mogul’s emergence from bankruptcy.

2g Tax effect primarily relating to gain on settlement of liabilities subject to compromise.

3. Earnings per Depositary Unit.

Basic earnings per LP Unit are based on earnings attributable to Icahn Enterprises’ limited partners. For pro forma presentation, earnings per LP Unit have been prepared to give effect to the unaudited pro forma adjustments necessary as if the acquisition of the Federal-Mogul Shares and the issuance of Depositary Units referred to above had taken place prior to January 1, 2007.